As filed with the Securities and Exchange Commission on December 20, 2013

Registration No. 333-128804

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMITH & WESSON HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	87-0543688
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

(Address of Principal Executive Offices) (Zip Code)

Smith & Wesson Holding Corporation 2004 Incentive Stock Plan

(Full title of the plan)

P. James Debney

President and Chief Executive Officer

Smith & Wesson Holding Corporation

2100 Roosevelt Avenue, Springfield, Massachusetts 01102

(413) 781-8300

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Robert S. Kant, Esq. Katherine A. Swenson, Esq. Greenberg Traurig, LLP 2375 East Camelback Road, Suite 700 Phoenix, Arizona 85016 (602) 445-8000	Robert J. Cicero Vice President, General Counsel, Chief Compliance Officer, and Secretary Smith & Wesson Holding Corporation 2100 Roosevelt Avenue Springfield, Massachusetts 01102 (413) 781-8300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Smith & Wesson Holding Corporation, a Nevada corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Amendment”) to deregister certain securities originally registered by the Company pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 4, 2005 (Registration No. 333-128804) (the “2005 Registration Statement”), pursuant to which the Company registered a total of 11,829,334 shares of the Company’s common stock, $0.001 par value per share ( “Common Stock”), which included 9,999,167 shares of Common Stock authorized for issuance pursuant to the Smith & Wesson Holding Corporation 2004 Incentive Stock Plan (the “2004 Plan”).

On September 23, 2013, at the Annual Meeting of Stockholders of the Company, the stockholders of the Company approved the Smith & Wesson Holding Corporation 2013 Incentive Stock Plan (the “2013 Plan”), which the Company’s Board of Directors had previously approved, subject to such stockholder approval. The 2013 Plan replaces the 2004 Plan for all stock-based awards granted on or after September 23, 2013, the effective date of the 2013 Plan (the “Effective Date”). No future grants of stock-based awards will be made under the 2004 Plan. Out of the 9,999,167 shares of Common Stock previously registered for issuance under the 2005 Registration Statement, (a) 3,739,109 shares remain reserved for issuance pursuant to awards outstanding under the 2004 Plan as of the date of this Amendment (the “Reserved Shares”) and (b) 3,551,076 shares were available for issuance under the 2004 Plan at the Effective Date (the “Available Shares,” and together with the Reserved Shares, the “Unissued Shares”). In accordance with the undertaking contained in the 2005 Registration Statement, the Unissued Shares, which were previously registered under the 2005 Registration Statement, but not issued under the 2004 Plan, are hereby deregistered.

The Company has filed a separate Registration Statement on Form S-8 (the “2013 Registration Statement”) to register an aggregate of 10,293,284 shares, which includes the Reserved Shares for offer or sale pursuant to the 2004 Plan and the Available Shares for offer or sale pursuant to the 2013 Plan. To the extent that any Reserved Shares are forfeited or lapse unexercised subsequent to the date of the 2013 Registration Statement, such Reserved Shares will become available for issuance under the 2013 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Springfield, state of Massachusetts, on December 20, 2013.

SMITH & WESSON HOLDING CORPORATION

By:	/s/ P. James Debney
P. James Debney
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, P. James Debney and Jeffrey D. Buchanan and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Position	Date

/s/ P. James Debney	President, Chief Executive Officer,	December 20, 2013
P. James Debney	and Director (Principal Executive Officer)

/s/ Jeffrey D. Buchanan	Executive Vice President, Chief Financial	December 20, 2013
Jeffrey D. Buchanan	Officer, Secretary, and Treasurer
(Principal Financial and Accounting Officer)

/s/ Barry M. Monheit	Chairman of the Board	December 20, 2013
Barry M. Monheit

/s/ Michael F. Golden	Co-Vice Chairman of the Board	December 20, 2013
Michael F. Golden

/s/ Robert L. Scott	Co-Vice Chairman of the Board	December 20, 2013
Robert L. Scott

/s/ Robert H. Brust	Director	December 20, 2013
Robert H. Brust

/s/ John B. Furman	Director	December 20, 2013
John B. Furman

/s/ Mitchell A. Saltz	Director	December 20, 2013
Mitchell A. Saltz

/s/ I. Marie Wadecki	Director	December 20, 2013
I. Marie Wadecki

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